China Internet Cafe Holdings Group Announces Record Second Quarter 2011 Financial Results

-- Q2 2011 revenue increased 88% year-over-year to $8.6 million
-- Added 13 internet cafes in first half of 2011, bringing total to 57
-- Membership cards up 75% from 1.2million in June 30, 2010 to 2.0 million
-- Adjusted net income increased 30% to $2.0 million with adjusted EPS of $0.10
-- Cash and equivalents of $16.4 million on June 30, representing cash per share of ~ $0.77
-- $8.9 million of operating cash flows in first six months of 2011

SHENZHEN, China, August 16, 2011 -- China Internet Cafe Holdings Group, Inc. ("CICC" or the "Company") (OTCQB: CICC), one of the largest owners and chain operators of internet cafes in Southern China, today announced its financial results for its second quarter 2011.

SUMMARY FINANCIALS

Second Quarter 2011 Results
Sales	$8.6 million		$4.6 million	+88%
Gross Profit	$3.6 million		$2.1 million	+71%
GAAP Net Income	$2.3 million		$1.5 million	+51%
Adjusted Net Income	$2.0 million	(1)	$1.5 million	+30%
GAAP EPS (Diluted)	$0.11		$0.08	+38%
Adjusted EPS (Diluted)	$0.10	(1)	$0.08	+19%
(1) Excludes $0.3 million non-cash gain related to changes in fair value of derivative instruments

Second Quarter of 2011 Financial Results

For the quarter ended June 30, 2011, net revenue increased 88% to $8.6 million, compared to $4.6 million in the second quarter of 2010, and was driven by growth at both existing and new cafes opened in the first two quarters of 2011. Revenue growth from locations opened at least one year was 7.59% and represented approximately 5.6 million in total revenues. Revenues from locations opened in the last twelve months were $3.0 million. At June 30, 2011, the Company issued over 2.0 million membership cards, a 30% increase from 1.6 million at the end of the first quarter 2011.

	Q2 2011		Q2 2010		YOY % Change
Same Store Sales (Average monthly revenue per cafe, of cafes open more than 1 year)	$47,544.50	(3)	$47,159.71	(4)	+0.82%
IC Cards Issued	472,955		46,313		921%
Active Customers(2)	1,017,636		582,500		75%
(2) Customers who have used a CICC IC card during the corresponding periods
(3) Exchange rate: 6.83
(4) Exchange rate: 6.48

"We are pleased to report robust growth for the first half of 2011,” said Mr. Dishan Guo, Chief Executive Officer of China Internet Cafe." We have experienced balanced improvements across our 57 stores, including 13 opened year-to-date in Shenzhen. By offering customers convenient locations, high speed connectivity with quality computers, in addition to new games and movies at an affordable price, we have created unique social gathering places where our younger customers continue to visit frequently. Our user base is supported by rapid computer adoption and increasing disposable income. CICC recently received two key awards from the National Internet Café Development Union and Guandong Provincial Government, further denoting our achievements as both a visionary and a leader in our industry.  With over $16 million in cash and strong cash flow, our growth strategy includes a balance of organic growth through existing cafes, complemented by targeted new cafe openings, and acquisitions.”

Gross profit for the second quarter of 2011 increased by $1.5 million, or 71% to $3.5 million from the second quarter of 2010. Gross margin decreased from 45.3% to 41.1% due to the increases in salaries, depreciation and other costs as compared to the same period in 2010.

Operating expenses increased to $0.7 million in the second quarter of 2011 from $0.01 million in year ago period, due to public company expenses and $0.2 million in non-cash stock-based compensation expenses.

Operating income for the second quarter of 2011 was $2.9 million compared to $2.0 million in the comparable period of 2010, an increase of 46%. Operating margin was 33.5% in the second quarter of 2011 compared to 43.2% in the second quarter of 2010. Excluding $498,568 in relation to the US listing expense, operating income and margins for the second quarter of 2011 were $3.4 million and 39%, respectively.

Income tax expense for the second quarter of 2011 increased 86% to $0.8 million, compared to $0.4 million in the same period last year. The effective tax rate in the second quarter of 2011 was 24% as compared to 22% in 2010.

Net income attributable to common shareholders for the three months ended June 30, 2011 was $2.3 million, or $0.11 per diluted share. Excluding $0.3 million of income from the change in fair value of the derivative financial instrument, adjusted net income for the period was $2.0 million, a 30% increase from the $1.5 million for the year ago period. Adjusted earnings per share were $0.10 compared to $0.08 for the first quarter of 2011 and 2010, respectively. Diluted earnings per share were calculated using weighted average shares of 21,124,967 and 19,000,000 for the quarters ended June 30, 2011 and June 30, 2010, respectively.

First Half of 2011 Financial Results

1H 2011 Results
Sales	$15.1 million		$8.3 million	+82%
Gross Profit	$6.0 million		$3.6 million	+66%
GAAP Net Income	$2.6 million		$2.7 million	-4%
Adjusted Net Income	$3.2 million	(1)	$2.7 million	+20%
GAAP EPS (Diluted)	$0.12		$0.14	-10%
Adjusted EPS (Diluted)	$0.16	(1)	$0.14	+11%
(1) Excludes $0.3 million non-cash gain related to changes in fair value of derivative instruments (confirm as difference between GAAP and adjusted is greater than this amount)

For the six months ended June 30, 2011, net revenue increased 82% to $15.1 million, compared to $8.3 million in the first half of 2010. Revenue growth from locations opened at least one year was 19.29% and represented approximately $10.4 million in total revenues. Revenues from locations opened in the last twelve months were $4.7 million. At June 30, 2011, the Company issued over 2 million membership cards, a 61% increase from 1.3 million at the end of the first half of 2010.

Gross profit for the six months ended June 30, 2011 increased 66% to $6.0 million, from $3.6 million in the first half of 2010. Gross margin decreased from 43.8% in the first half of 2010, to 39.9% in the first half of 2011.

Operating expenses increased to $1.3 million in the first half of 2011 from $0.2 million in the first half of 2010.  Operating income for the six months ended June 30, 2011 was $4.7 million compared to $3.5 million in the comparable period of 2010, an increase of 35%. Operating margin was 31.1% in the first half of 2011 compared to 41.8% in the first half of 2010. Excluding $1 million in expenses relating to the financing and being a US listed company, operating income and margins for the first six months of 2011 were $5.7 million and 38%, respectively.

Income tax expense for the first half of 2011 increased 78% to $1.4 million, compared to $0.8 million in the same period last year. The effective tax rate in the first half of 2011 was 24% as compared to 22% in 2010.

Net income attributable to common shareholders for the six months ended June 30, 2011 was $2.6 million, or $0.12 per diluted share. Excluding $0.65 million in the expense related to the derivative financial instruments, adjusted net income for the period was $3.2 million, a 20% increase from the $2.7 million for the year ago period. Adjusted earnings per share were $0.16 compared to $0.14 for the first six months of 2011 and 2010, respectively. Diluted earnings per share were calculated using weighted average shares of 20,854,258 and 19,000,000 for the six months ended June 30, 2011 and June 30, 2010, respectively.

Financial Condition

As of June 30, 2011, the Company had $16.4 million in cash and cash equivalents, compared to $3.8 million at year-end 2010 due to growth in cash flows from operations and the $5.7 million equity financing completed in the first quarter of 2011. Working capital was $3.7 million and the current ratio was 1.3:1. CICC operates a cash business, with revenue from IC cards credited in its bank account approximately 15 days after a credit is purchased. The Company does not run accounts receivable balances.

Deferred revenue increased 239% from December 31, 2010 to $2.0 million. As of June 30, 2011, shareholders' equity was $15.9 million compared to $13.5 million at the end of 2010.

In the first half of 2011, the Company generated $8.9 million in cash from operating activities, compared with $3.8 million for the same period last year due to improved working capital management. China Internet Café spent approximately $4.6 million on capital expenditures related to the opening of new cafes during the first six months of 2011.

Business Updates

During the first six months of 2011, the Company opened 13 new locations, bringing the total number of cafes to 57. Management expects to open 10 new cafes during the second half of 2011 with a budgeted cost of $3M. The average capital expenditure to open a new store varies by size and location but typically average $300,000. With average annual revenue per store of $500,000 and a 28% net margin, the average payback period is less than 2 years.

The number of users and aggregate time consumption have benefitted from several strategies implemented this year. The introduction of higher quality content, including movies, TV shows and the latest video games have been a success. Online gaming competitions involve multiple players who play against others at the same location and remotely pull in thousands of customers each week. Early in 2011, the Company introduced a credit rewards program which allows loyal customers to earn extra gaming time and encourage credit consumption, which was been well received by customers and has helped drive aggregate usuage across the base of cafés.

Management is actively evaluating potential acquisitions outside Shenzhen in order to expand its geographic footprint and to eventually secure a national internet cafe license. The Company will follow a strict set of criteria for all acquisition candidates in order to maximize returns to shareholders. The Company believes it will consummate a transaction by fall 2011.

About China Internet Cafe Holdings Group, Inc.

Since opening its first internet cafe in 2006 under the name Shenzhen Junlong Culture Communication CO. Ltd., China Internet Cafe Holdings Group, Inc. has expanded quickly to 57 cafes in Shenzhen, Guangdong province, China. The Company provides high quality, affordable internet services to consumers who purchase reloadable cards. Customers can access a range of online services, including email, web surfing, watching movies, online gaming, voice over IP, and social media in a comfortable, friendly and safe environment. CICC offers a variety of internet connectivity stations with varying speeds, monitor sizes and seating arrangements.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Internet Cafe.  Accordingly, management excludes the expenses related to financing and derivative financial instrument. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income:

	Three Months Ended
	June 30 (USD)
	2011	2010
Net Income	$2,325,816	$1,544,175
Expense related to Changes in fair value of preferred stock and warrants	(318,206)	-
Adjusted Net Income	2,007,610	1,544,175
Basic and diluted adjusted earnings per common share	$0.10	$0.08

	Six Months Ended
	June 30 (USD)
	2011	2010
Net Income	$2,590,174	$2,701,313
Expense related to Financing & Derivative Financial Instrument	650,520	-
Adjusted Net Income	3,240,694	2,701,313
Basic and diluted adjusted earnings per common share	$0.16	$0.14

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's registration statement on Form F-1, as amended. All information provided in this press release is as of the date hereof. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Information:

Mr. Jingwei Li
Vice President of Corporate Finance
Phone: +86-755-8989-0998
Email: Jingwei@cncicc.com

Ms. Helen Huo Secretary of the Board Phone: +86-18601047650 Email: helen@cncicc.com Investor Relations:
MZ-HCI
Ted Haberfield, President
Phone: +1-760-755-2716 Email: thaberfield@hcinternational.net Web: www.mz-hci.com

-- FINANCIAL TABLES –

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash	$16,424,142	$3,836,824
Restricted cash	967,043	945,280
Loan receivable	-	2,419,916
Rental deposit	68,614	55,512
Equipment deposit	-	1,300,650
Prepayment	15,782	-
Inventory	261,794	180,582
Deferred advisory fee	340,866	-
Deferred tax assets	65,241	-
Total current assets	18,143,482	8,738,764

Property, plant and equipment, net	11,692,619	6,848,342
Intangible assets, net	176,905	191,087
Rental deposit-long term portion	294,312	235,509
Total assets	$30,307,318	$16,013,702
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term loan	$154,727	$151,245
Accounts payable	93,611	69,373
Deferred revenue	1,964,584	579,822
Payroll and payroll related liabilities	297,906	199,548
Income and other taxes payable	1,687,455	987,194
Accrued expenses	348,307	102,018
Amount due to a shareholder	1,896,569	465,741
Dividend payable on preferred stock	101,978	-
Derivative financial instrument - preferred stock	5,109,335	-
Derivative financial instrument - warrants	2,748,158	-
Total current liabilities	14,402,630	2,554,941

Commitments and contingencies (Note 17)
Preferred stock ($0.00001 par value, 100,000,000 shares
authorized, 4,274,703 and 0 shares issued and outstanding;
preference in liquidation - $5,770,849 and $0)	-	-
Stockholders' Equity:
Common stock ($0.00001 par value, 100,000,000 shares
authorized, 21,124,967 and 20,200,000 shares issued and
outstanding as of June 30, 2011 and December 31, 2010,
respectively)	212	202
Additional paid in capital	1,069,049	1,628,417
Statutory surplus reserves	718,744	718,744
Retained earnings	13,089,628	10,499,454
Accumulated other comprehensive income	1,027,055	611,944
Total stockholders' equity	15,904,688	13,458,761
Total liabilities and stockholders' equity	$30,307,318	$16,013,702

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For The Six Months Ended		For The three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$15,114,661	$8,302,413	$8,625,080	$4,581,308
Cost of revenue	9,067,523	4,667,565	5,072,181	2,507,426
Gross profit	6,047,138	3,634,848	3,552,900	2,073,882

Operating Expenses
General and administrative expenses	1,331,546	162,728	663,820	93,934
Total operating expenses	1,331,546	162,728	663,820	93,934

Income from operations	4,715,592	3,472,120	2,889,080	1,979,948

Non-operating income (expenses)
Derivative financial instruments -
day-one loss	(1,120,072)	-	-	-
Change in fair value of derivative
financial instrument - preferred stock	289,148	-	194,841	-
Change in fair value of derivative
financial instrument - warrants	180,404	-	123,365	-
Interest income	5,102	2,460	5,102	2,460
Interest expenses	(5,164)	(4,713)	(2,633)	(3,572)
Other expenses	(472)	(33)	(2,466)	(4)
Total non-operating income (expenses)	(651,054)	(2,286)	318,210	(1,116)

Net income before income taxes	4,064,538	3,469,834	3,207,289	1,978,832
Income taxes	1,372,386	768,521	812,697	434,657
Net income	2,692,152	$2,701,313	$2,394,592	$1,544,175

Dividend on preferred stock	(101,978)	-	(68,776)	-
Net income available to Common
stockholders	2,590,174	2,701,313	2,325,816	1,544,175

Other comprehensive income
Net income	$2,692,152	2,701,313	2,394,592	1,544,175
Foreign currency translation	415,111	40,049	359,738	38,927
Net Comprehensive income	$3,107,263	$2,741,362	$2,754,330	$1,583,102

Earnings per share
- Basic	0.12	0.14	0.11	0.08
- Diluted	0.13	0.14	0.11	0.08
Weighted average common stock
outstanding
- Basic	20,854,258	19,000,000	21,124,967	19,000,000
- Diluted	20,854,258	19,000,000	21,124,967	19,000,000

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities
Net income	$2,692,152	$2,701,313
Adjustments to reconcile net income (loss) to net cash used
in operating activities:
Derivative financial instruments - day-one loss	1,120,072	-
Change in fair value of derivative financial instrument -
preferred stock	(289,148)	-
Change in fair value of derivative financial instrument-
warrants	(180,404)	-
Advisory fee	631,134	-
Depreciation	1,305,607	704,376
Amortization	18,386	5,799
Deferred tax assets	(64,556)	-
Changes in operating assets and liabilities:
Prepayment	(15,616)	5,001
Rental deposit	(64,595)	(21,334)
Inventory	(76,246)	(11,109)
Accounts payable	24,275	22,165
Deferred revenue	1,357,008	(51,503)
Payroll and payroll related liabilities	92,779	(7,293)
Income and other taxes payable	670,417	249,699
Accrued expenses	241,006	17,200
Amount due to a shareholder	1,414,776	195,037
Net cash provided by operating activities	8,877,045	3,809,351

Cash flows from investing activities
Acquisition of property, plant and equipment	(4,626,368)	(1,292,087)
Receipt of loan receivable due to termination of an
investment agreement	2,449,629	-
Acquisition of cafes	-	(348,839)
Net cash used in investing activities	(2,176,739)	(1,640,926)

Cash flows from financing activities
Net proceeds from issuance of preferred stock and warrants	5,675,614	10,000
Issuance of shares for reverse merger	-	251,612
Compensation for reorganization	-	(129,032)
Net cash flows provided by financing activities:	5,675,614	132,580

Effect of foreign currency translation on cash	211,398	20,635

Net increase in cash	12,587,318	2,321,640
Cash - beginning of period	3,836,824	3,063,298
Cash - end of period	$16,424,142	$5,384,938

Cash paid during the period for:
Interest paid	$5,164	$2,383
Income taxes paid	$942,480	$333,927